Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

By and Between

TIME WARNER INC.

and

AOL INC.

Dated as of             , 2009

TABLE OF CONTENTS

		Page

	ARTICLE I

	Definitions

	ARTICLE II

	The Separation

SECTION 2.01.	Transfer of Assets and Assumption of Liabilities	11
SECTION 2.02.	Certain Matters Governed Exclusively by Ancillary Agreements	12
SECTION 2.03.	Termination of Agreements	12
SECTION 2.04.	Disclaimer of Representations and Warranties	13

	ARTICLE III

	Credit Facilities

SECTION 3.01.	Replacement of Credit Support	13

	ARTICLE IV

	Actions Pending the Distribution

SECTION 4.01.	Actions Prior to the Distribution	15
SECTION 4.02.	Conditions Precedent to Consummation of the Distribution	16

	ARTICLE V

	The Distribution

SECTION 5.01.	The Distribution	17
SECTION 5.02.	Fractional Shares	17
SECTION 5.03.	Sole Discretion of TWX	18

	ARTICLE VI

	Mutual Releases; Indemnification

SECTION 6.01.	Release of Pre-Distribution Claims	18
SECTION 6.02.	Indemnification by AOL	20

i

ii

Schedule I	-	Internal Transactions
Schedule II	-	TWX Retained Assets
Schedule III	-	TWX Retained Liabilities
Schedule IV	-	Payables Transactions

iii

SEPARATION AND DISTRIBUTION AGREEMENT dated as of             , 2009, by and between TIME WARNER INC., a Delaware corporation (“TWX”), and AOL INC., a Delaware corporation (“AOL”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS the board of directors of TWX has determined that it is in the best interests of TWX and its shareholders to distribute its entire interest in its wholly owned subsidiary, AOL, by way of a stock dividend to be made to holders of common stock of TWX;

WHEREAS in furtherance of the foregoing, it is appropriate and desirable to effect the Separation and the Distribution, each as more fully described in this Agreement;

WHEREAS TWX and AOL have prepared, and AOL has filed with the Commission, the Form 10, which includes the Information Statement and sets forth appropriate disclosure concerning AOL and the Distribution;

WHEREAS on July 8, 2009, TWX purchased membership interests representing 5% of AOL Holdings LLC, a Delaware limited liability company that was classified as a corporation for U.S. Federal income tax purposes (“AOL Holdings”), from Google Inc., a Delaware corporation (the “Google Buyout”);

WHEREAS, immediately after the Google Buyout, TWX and TW AOL Holdings Inc., a Virginia corporation (“TWA”), owned membership interests representing 7.5% and 92.5% of AOL Holdings, respectively;

WHEREAS on             , 2009, the TWA Conversion was effected and, as a result, TW AOL Holdings LLC, a Virginia limited liability company (“TWA LLC”), became the successor to TWA;

WHEREAS on             , 2009, Original AOL Inc., a direct wholly owned Subsidiary of AOL LLC, completed the Existing AOL Inc. Name Change;

WHEREAS on             , 2009, the AOL Conversion was effected and, as a result, AOL became the successor to AOL Holdings;

WHEREAS TWX and AOL intend that each of the Transactions qualifies for its Intended Tax Treatment; and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation, the Distribution and the relationship of TWX, AOL and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that, except as specified in the following sentence, (i) AOL and its Subsidiaries shall not be considered Affiliates of TWX or any of its Subsidiaries and (ii) TWX and its Subsidiaries shall not be considered Affiliates of AOL or any of its Subsidiaries. For the avoidance of doubt, AOL LLC shall be considered an Affiliate of AOL and its Subsidiaries, and not TWX, at all times prior to the Distribution, but shall be considered an Affiliate of TWX and its Subsidiaries, and not AOL, at all times following the Distribution.

“Agent” means the distribution agent to be appointed by TWX to distribute to the shareholders of TWX, pursuant to the Distribution, the shares of AOL Common Stock held by TWX.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto.

“Ancillary Agreements” means the Transition Services Agreement, TMA, EMA, IPA, Assignment and Assumption Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“AOL” has the meaning set forth in the preamble.

“AOL Actions and Investigations” means the “Actions and Investigations” referred to in the Release and Agreement between TWX and various insurance companies, dated as of January 31, 2006.

“AOL Assets” means all of the Assets held by AOL LLC directly (including, for the avoidance of doubt, all capital stock of any Person held by AOL LLC), but excluding the TWX Retained Assets and any Assets held by a member of the AOL Group that are determined by the Parties, in good faith, to be primarily related to or used primarily in connection with the business or operations of a member of the TWX Group.

“AOL Business” means the businesses and operations of the AOL Group, including the businesses and operations of AOL LLC prior to the Distribution.

“AOL Common Stock” means the common stock, $0.01 par value per share, of AOL.

“AOL Conversion” has the meaning set forth on Schedule I.

“AOL Group” means AOL and each of its controlled Affiliates.

“AOL Holdings” has the meaning set forth in the recitals.

“AOL Indemnitees” has the meaning set forth in Section 6.03.

“AOL Liabilities” means the Liabilities of the AOL Group, including the AOL LLC Liabilities and the Liabilities assumed by or assigned to AOL under this Agreement, but excluding the TWX Retained Liabilities.

“AOL LLC Liabilities” means the Liabilities of AOL LLC, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or prior to the Distribution Date, including as a result of or in connection with this Agreement, the Assignment and Assumption Agreement or any of the transactions or other actions to implement the Separation or Distribution, but excluding the TWX Retained Liabilities.

“AOL LLC Name Change” has the meaning set forth on Schedule I.

“AOL Online Shares” has the meaning set forth on Schedule I.

“AOL Online Transfer” has the meaning set forth on Schedule I.

“Applicable Maturity Date” has the meaning set forth in Section 3.01(a).

“Asset Distribution” has the meaning set forth on Schedule I.

“Assets” means all assets, properties and rights (including goodwill), other than any relating to Taxes, wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third-parties;

(i) all United States, state, multinational and foreign intellectual property, including patents, copyrights, trade names, trademarks, service marks, slogans, logos, trade dresses and other source indicators and the goodwill of the business symbolized thereby; all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to any of the foregoing; mask works, trade secrets, inventions and other proprietary information, including know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, discoveries, inventions, licenses from third-parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(j) all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(k) all Internet URLs and domain names;

(l) all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(m) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(n) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(o) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(p) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(q) all licenses (including radio and similar licenses), permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(r) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

(s) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(t) all goodwill as a going concern and other intangible properties.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between TWX, AOL and AOL LLC to be dated as of the date of the Asset Distribution.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Covered Employees” has the meaning set forth in Section 6.04.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“D&O Policies” has the meaning set forth in Section 8.01(e).

“Deferred Compensation Payable” has the meaning ascribed thereto in the EMA.

“Distribution” means the distribution, on a pro rata basis, by TWX to the Record Holders of all the outstanding shares of AOL Common Stock owned by TWX on the Distribution Date.

“Distribution Date” means the date, determined by TWX in accordance with Section 5.03, on which the Distribution occurs.

“DLLC Act” has the meaning set forth on Schedule I.

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and among TWX, AOL and AOL LLC.

“Escrow Account” means the account established by the Escrow Agreement between TWX and Deutsche Bank Trust Company Americas, dated as of December 21, 2005.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing AOL Inc. Name Change” has the meaning set forth on Schedule I.

“First AOL LLC Distribution” has the meaning set forth on Schedule I.

“Form 10” means the registration statement on Form 10 filed by AOL with the Commission to effect the registration of AOL Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Google Buyout” has the meaning set forth in the recitals.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the TWX Group or the AOL Group, as the context requires.

“Identified Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Indemnifying Party” has the meaning set forth in Section 6.05(a).

“Indemnitee” has the meaning set forth in Section 6.05(a).

“Indemnity Payment” has the meaning set forth in Section 6.05(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data.

“Information Statement” means the Information Statement to be sent to each holder of TWX Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time.

“Insurance Proceeds” means those moneys:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of set-off) from any third-party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intended Tax Treatment” has the meaning ascribed thereto in the TMA.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Interim Credit Facility” means the credit facility to be established pursuant to the credit agreement expected to be entered into prior to the Distribution among AOL as borrower, Bank of America, N.A., as administrative agent for the other lenders party thereto, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, and TWX, as guarantor.

“Internal Distribution” has the meaning set forth on Schedule I.

“Internal Transactions” means the TWA Conversion, the Existing AOL Inc. Name Change, the AOL Conversion, the Asset Distribution, the AOL Online Transfer, the First AOL LLC Distribution, the Second AOL LLC Distribution, the AOL LLC Name Change, the Internal Distribution, the Payables Transactions and the Recapitalization, each as described on Schedule I.

“IPA” means the Intellectual Property Cross-License Agreement dated as of the date of this Agreement by and between TWX and AOL.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action, order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities (i) shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence and (ii) shall not include liabilities or requirements related to Taxes.

“NYSE” means the New York Stock Exchange.

“Party” means either party hereto, and “Parties” shall mean both parties hereto.

“Payables Transactions” means the intercompany payables transactions set forth on Schedule IV to be settled as of the close of business on the business day immediately prior to the Distribution Date.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Pre-Separation Claims-Based Insurance Claim” means any claim made against the AOL Group or TWX Group and reported to the applicable insurer(s) on or prior to the Distribution Date in respect of a Liability occurring on or prior to the Distribution Date under a

“claims-made-based” insurance policy of any member of the TWX Group in effect on or prior to the Distribution Date.

“Pre-Separation Insurance Claim” means a Pre-Separation Claims-Based Insurance Claim or any Action (whether made prior to, on or following the Distribution Date) in respect of a Liability occurring on or prior to the Distribution Date under an “occurrence-based” insurance policy of any member of the TWX Group in effect on or prior to the Distribution Date.

“Qualified Intercompany Accounts” has the meaning set forth on Schedule IV.

“Recapitalization” has the meaning set forth on Schedule I.

“Record Date” means the close of business on the date to be determined by the TWX board of directors as the record date for determining the shares of TWX Common Stock in respect of which shares of AOL Common Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 5.01(b).

“Second AOL LLC Distribution” has the meaning set forth on Schedule I.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Transactions, (b) any actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or the Assignment and Assumption Agreement.

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that (i) no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person and (ii) AOL and its Subsidiaries (including AOL LLC) shall not be considered Subsidiaries of TWX prior to the Distribution.

“Taxes” has the meaning set forth in the TMA.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the TWX Group or the AOL Group of any claim, or the commencement by any such Person of any Action, against any member of the TWX Group or the AOL Group.

“Third-Party Proceeds” has the meaning set forth in Section 6.05(a).

“TMA” means the Second Tax Matters Agreement dated as of the date of this Agreement by and between TWX and AOL.

“Transition Services Agreement” means the Transition Services Agreement dated as of the date of this Agreement between TWX and AOL.

“Transactions” means the Internal Transactions and the Distribution.

“TWA” has the meaning set forth in the recitals.

“TWA Conversion” has the meaning set forth on Schedule I.

“TWA LLC” has the meaning set forth in the recitals.

“TW Coverage Amount” has the meaning set forth in Section 6.04.

“TWX” has the meaning set forth in the preamble.

“TWX Business” means (a) the businesses and operations of the TWX Group and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations of the TWX Group (other than the businesses and operations to be divested by the TWX Group pursuant to this Agreement); provided, however, that the TWX Business shall not include the businesses and operations, or any discontinued businesses and operations, of AOL LLC prior to the Distribution.

“TWX Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“TWX Credit Support Termination Date” has the meaning set forth in Section 3.01(a).

“TWX Common Stock” means the common stock, $0.01 par value per share, of TWX.

“TWX Disclosure Sections” means all information set forth in or omitted from the Form 10 or Information Statement to the extent relating to (a) the TWX Group, (b) the TWX Liabilities, (c) the TWX Retained Assets or (d) the substantive disclosure set forth in the Form 10 relating to (i) TWX’s repurchase of Google’s interest in AOL, including the section entitled “AOL-Google Alliance” within the “Recent Developments” section, (ii) TWX’s board of directors’ consideration of the Separation and the Transactions, including the section entitled “Reasons for the Spin-Off” and (iii) the description relating to the solicitation of consents from the holders of certain outstanding public debt of TWX or its subsidiaries guaranteed by AOL LLC.

“TWX Equity Award Payable” has the meaning ascribed thereto in the EMA.

“TWX Group” means TWX and each of its controlled Affiliates.

“TWX Indemnitees” has the meaning set forth in Section 6.02.

“TWX Liabilities” means the Liabilities of the TWX Group, including the TWX Retained Liabilities and the Liabilities assumed by or assigned to the TWX Group pursuant to this Agreement, but excluding the AOL LLC Liabilities.

“TWX Retained Assets” means the Assets to be retained by TWX, as listed in Schedule II.

“TWX Retained Liabilities” means the Liabilities to be retained by TWX, as listed in Schedule III.

ARTICLE II

The Separation

SECTION 2.01. Transfer of Assets and Assumption of Liabilities. (a) Prior to the Distribution, the Parties shall cause the Internal Transactions to be completed.

(b) In the event that it is discovered after the Distribution that there was an omission of the transfer or conveyance by one Party (or any other member of its Group) to, and the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so transferred or conveyed pursuant to this Agreement or the Assignment and Assumption Agreement, the Parties shall use reasonable best efforts to promptly effect such transfer or conveyance of such Asset or Liability. Any transfer or conveyance made pursuant to this Section 2.01(b) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution.

(c) In the event that it is discovered after the Distribution that there was a transfer or conveyance by one Party (or any other member of its Group) to, and the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability that was intended to be retained by the transferring or conveying Party pursuant to this Agreement or the Assignment and Assumption Agreement, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party. Any transfer or conveyance made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred or conveyed.

(d) To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability required by this Agreement or the Assignment and Assumption Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement or the Assignment and Assumption Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Distribution, the Party retaining such Asset or Liability shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement or the Assignment and Assumption Agreement, and take such other action as may be reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement or the Assignment and Assumption Agreement. As and when any such Asset or Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution.

(e) After the First AOL LLC Distribution and until the Distribution, TWX shall cause AOL LLC not to engage in any business or conduct any activities unrelated to the Separation or the Distribution, and during such period TWX shall not, and shall cause TWA LLC not to, take any affirmative action to change or remove any officers or directors of AOL LLC, in each case unless AOL consents (such consent not to be unreasonably withheld).

SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements. Each of TWX and AOL agrees on behalf of itself and its Subsidiaries that, except as explicitly provided in this Agreement or any Ancillary Agreement, (i) the TMA shall exclusively govern all matters relating to Taxes between such parties, (ii) the EMA shall exclusively govern the allocation of Assets and Liabilities related to employee and employee benefits-related matters (except for those matters involving the Payables Transactions which are governed by Schedule IV hereto), including the existing equity plans with respect to employees and former employees of members of both the TWX Group and the AOL Group, (iii) the Transition Services Agreement shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution, and (iv) the IPA shall exclusively govern all matters relating to the mutual licensing of certain intellectual property identified therein between members of the TWX Group and the AOL Group.

SECTION 2.03. Termination of Agreements. (a) Except as set forth in Section 2.03(b) or as otherwise provided by the steps constituting the Internal Transactions, in furtherance of the releases and other provisions of Section 6.01, effective as of the Distribution, AOL and each other member of the AOL Group, on the one hand, and TWX and each other member of the TWX Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written, including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”), between such parties and in effect or accrued as of the Distribution. No such terminated Intercompany Account, agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date. Each

Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.03(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement, arrangement, commitment, understanding or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group), (ii) any existing written agreements, arrangements, commitments or understandings to provide services between a member of the AOL Group, on the one hand, and a member of the TWX Group, on the other hand, that have been entered into in the ordinary course of business on an arm’s-length basis, including outstanding operational intercompany trade receivables or payables incurred on such basis but excluding Qualified Intercompany Accounts and (iii) any other agreements, arrangements, commitments, understandings or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

SECTION 2.04. Disclaimer of Representations and Warranties. Each of TWX (on behalf of itself and each other member of the TWX Group) and AOL (on behalf of itself and each other member of the AOL Group) understands and agrees that, except as expressly set forth herein, no Party to this Agreement or any other agreement or document contemplated by this Agreement is representing or warranting in any way as to any Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such Party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of laws or judgments are not complied with.

ARTICLE III

Credit Facilities

SECTION 3.01. Replacement of Credit Support. (a) AOL shall use reasonable best efforts to arrange, at its sole cost and expense and effective as early as possible prior to the Distribution Date, the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through TWX or any other member of the TWX Group for the benefit of AOL or any other member of the AOL Group (“TWX Credit Support Instruments”) with alternate arrangements that do not require any credit support from TWX or any other member of the TWX Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support

Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original TWX Credit Support Instrument to the originating bank and such bank’s confirmation to TWX of cancelation thereof) indicating that TWX or such other member of the TWX Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to TWX; provided, however, that in the event that AOL shall not have obtained all such releases on or prior to the Distribution Date, AOL shall provide TWX, prior to the Distribution Date, with written notice of (x) all TWX Credit Support Instruments outstanding as of the Distribution Date and (y) for each such outstanding TWX Credit Support Instrument, the underlying contractual obligation and the maturity date of such obligation (each, the “Applicable Maturity Date”) (those TWX Credit Support Instruments for which AOL provides to TWX such written notice with the information in the foregoing clauses (x) and (y), the “Identified Credit Support Instruments”) and shall, as soon as practicable using reasonable best efforts but in any event on or prior to the earlier of (i) the date that is 24 months after the Distribution Date and (ii) the date that is thirty 30 days after the date on which funds become available for borrowing under AOL’s permanent post-Distribution financing facility (which, for the avoidance of doubt, shall not include the Interim Credit Facility) (the earlier of the dates referenced in the immediately foregoing clauses (i) and (ii), the “TWX Credit Support Termination Date”), obtain the full release of all such outstanding Credit Support Instruments (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original TWX Credit Support Instrument to the originating bank and such bank’s confirmation to TWX of cancelation thereof), or (in the case of those Credit Support Instruments with respect to which such release has not been obtained) provide TWX with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to TWX, against losses arising from such Credit Support Instruments or otherwise cash collateralize the full amount thereof for the benefit of TWX; provided, further, that through the TWX Credit Support Termination Date, (I) TWX shall maintain and shall not take any action to terminate (other than at the request of AOL), and shall cause any other applicable member of the TWX Group to maintain and not take any action to terminate (other than at the request of AOL), the Identified Credit Support Instruments and (II) TWX shall, and shall cause any other applicable member of the TWX Group to, at AOL’s reasonable request, renew or extend such Credit Support Instruments up to the earlier of the Applicable Maturity Date and the TWX Credit Support Termination Date. TWX shall use reasonable best efforts to assist AOL in obtaining from the beneficiaries of such Credit Support Instruments those written releases in favor of TWX.

(b) TWX shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the replacement of all Credit Support Instruments provided by AOL or any other member of the AOL Group for the benefit of TWX or any other member of the TWX Group with alternate arrangements that do not require any credit support from AOL or any other member of the AOL Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases indicating that AOL or such other member of the AOL Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to AOL; provided, however, that in the event that TWX shall not have obtained all such releases on or prior to the Distribution Date, TWX shall provide AOL with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to AOL, against losses arising from all such Credit Support Instruments, or if AOL agrees in writing, cash collateralize the full amount of any outstanding Credit Support Instrument with respect to which such release has not been obtained. AOL shall use reasonable best efforts to assist TWX in obtaining from the beneficiaries of such Credit Support Instruments those written releases in favor of AOL.

(c) TWX and AOL shall provide each other with written notice of all Credit Support Instruments a reasonable period prior to the Distribution.

ARTICLE IV

Actions Pending the Distribution

SECTION 4.01. Actions Prior to the Distribution. (a) Subject to the conditions specified in Section 4.02 and subject to Section 5.03, TWX and AOL shall use reasonable best efforts to consummate the Distribution. Such actions shall include those specified in this Section 4.01.

(b) Prior to the Distribution, TWX shall mail the Information Statement to the holders of TWX Common Stock as of the Record Date.

(c) AOL shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d) TWX and AOL shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e) AOL shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the AOL Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(f) Prior to the Distribution, the existing directors of AOL shall duly elect the individuals listed as members of the AOL board of directors in the Information Statement, and such individuals shall be the members of the AOL board of directors effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the NYSE or any other national securities exchange, as applicable, one independent director shall be appointed by the existing board of directors of AOL and begin his or her term prior to the Distribution and shall serve on AOL’s audit committee.

(g) Prior to the Distribution, TWX shall deliver or cause to be delivered to AOL resignations, effective as of immediately after the Distribution, of each individual who will be an employee of any member of the TWX Group after the Distribution and who is an officer or director of any member of the AOL Group immediately prior to the Distribution.

(h) Immediately prior to the Distribution, the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of AOL, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(i) Prior to the Distribution, AOL shall make capital and other expenditures and operate its cash management, accounts payable and receivables collection systems in the ordinary course consistent with prior practice; provided, however, that AOL may take such actions as AOL deems appropriate to cause any excess Cash held by any non-U.S. Subsidiary of AOL to be transferred to AOL or any Subsidiary of AOL.

(j) TWX and AOL shall, subject to Section 5.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Distribution on the Distribution Date.

SECTION 4.02. Conditions Precedent to Consummation of the Distribution. Subject to Section 5.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by TWX, of the following conditions:

(a) The board of directors of TWX shall have authorized and approved the Separation and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of AOL Common Stock to TWX shareholders.

(b) Each Ancillary Agreement shall have been executed by each party thereto.

(c) The Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

(d) The AOL Common Stock shall have been accepted for listing on the NYSE or another national securities exchange approved by TWX, subject to official notice of issuance.

(e) TWX shall have received the written opinion of Cravath, Swaine & Moore LLP, which shall remain in full force and effect, that each of the Transactions will qualify for its Intended Tax Treatment.

(f) The Internal Transactions shall have been completed.

(g) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of TWX shall have occurred or failed to occur that prevents the consummation of the Distribution.

(h) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the board of directors of TWX, would result in the Distribution having a material adverse effect on TWX or the shareholders of TWX.

(i) The actions set forth in Sections 4.01(b), (f), (g) and (h) shall have been completed.

(j) AOL shall have delivered to TWX a certificate signed by the Chief Financial Officer of AOL, dated as of the Distribution Date, certifying that AOL has complied with Section 4.01(i).

The foregoing conditions are for the sole benefit of TWX and shall not give rise to or create any duty on the part of TWX or the TWX board of directors to waive or not waive such conditions or in any way limit the right of TWX to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the TWX board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.

ARTICLE V

The Distribution

SECTION 5.01. The Distribution. (a) AOL shall cooperate with TWX to accomplish the Distribution and shall, at the direction of TWX, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. TWX shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for TWX. TWX or AOL, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the holders of TWX Common Stock (other than shares of restricted stock issued pursuant to TWX equity plans) as of the Record Date (“Record Holders”), TWX will deliver to the Agent all of the issued and outstanding shares of AOL Common Stock then owned by TWX or any other member of the TWX Group and book-entry authorizations for such shares and (ii) on the Distribution Date, TWX shall instruct the Agent to distribute, by means of a pro rata dividend, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of AOL Common Stock to which such Record Holder is entitled based on a distribution ratio to be determined by TWX in its sole discretion. The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail an account statement indicating the number of shares of AOL Common Stock that have been registered in book-entry form in the name of each Record Holder.

SECTION 5.02. Fractional Shares. The Agent and TWX shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of AOL Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of AOL Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer to which such fractional shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of TWX or AOL. Neither TWX nor AOL will pay any interest on the proceeds from the sale of fractional shares.

SECTION 5.03. Sole Discretion of TWX. TWX shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, TWX may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE VI

Mutual Releases; Indemnification

SECTION 6.01. Release of Pre-Distribution Claims. (a) Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, AOL does hereby, for itself and each other member of the AOL Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the AOL Group (in each case, in their respective capacities as such), remise, release and forever discharge TWX and the other members of the TWX Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the TWX Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all AOL Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution. This Section 6.01(a) shall not affect TWX’s indemnification obligations under Article VI of its Bylaws, as in effect on the date on which the event or circumstances giving rise to such indemnification obligation occur.

(b) Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, TWX does hereby, for itself and each other member of the TWX Group, their respective Affiliates, successors and assigns, and all

Persons who at any time on or prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the TWX Group (in each case, in their respective capacities as such), remise, release and forever discharge AOL, the other members of the AOL Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the AOL Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all TWX Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(c) Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the TWX Group or the AOL Group that is specified in Section 2.03(b) as not to terminate as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability provided in or resulting from any other agreement or understanding that is entered into after the Distribution between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement;

(v) in the case of AOL, any AOL LLC Liability; or

(vi) any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 6.01.

(d) AOL shall not make, and shall not permit any other member of the AOL Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TWX or any other member of the TWX Group, or any other Person released pursuant to Section 6.01(a), with respect to any AOL Liabilities released pursuant to Section 6.01(a). TWX shall not make, and shall not permit any other member of the TWX Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against AOL or any other member of the AOL Group, or any other Person released pursuant to Section 6.01(b), with respect to any TWX Liabilities released pursuant to Section 6.01(b).

(e) It is the intent of each of TWX and AOL, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among AOL or any other member of the AOL Group, on the one hand, and TWX or any other member of the TWX Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as set forth in Section 6.01(c) or elsewhere in this Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

                SECTION 6.02. Indemnification by AOL. Subject to Section 6.05 and the exception in Section 6.02(d), AOL shall indemnify, defend and hold harmless TWX, each other member of the TWX Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “TWX Indemnitees”), from and against any and all Liabilities of the TWX Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the AOL Business, including the failure of AOL or any other member of the AOL Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to or arising out of or resulting from the AOL Business in accordance with its terms, whether prior to or after the Distribution (but not including the TWX Retained Assets and TWX Retained Liabilities);

(b) the AOL Liabilities;

(c) any breach by AOL or any other member of the AOL Group of this Agreement; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form 10 and any other documents filed with the Commission in connection with the Transactions or as contemplated by this Agreement, other than with respect to the TWX Disclosure Sections.

SECTION 6.03. Indemnification by TWX. Subject to Section 6.05, TWX shall indemnify, defend and hold harmless AOL, each other member of the AOL Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AOL Indemnitees”), from and against any and all Liabilities of the AOL Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the TWX Business, including the failure of TWX or any other member of the TWX Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the TWX Business in accordance with its terms, whether prior to or after the Distribution;

(b) the TWX Retained Assets;

(c) the TWX Liabilities;

(d) any breach by TWX or any other member of the TWX Group of this Agreement; and

(e) the waiver by TWX of any conditions in Section 4.02.

SECTION 6.04 Indemnification of AOL Directors, Officers and Employees. AOL LLC will retain as TWX Retained Liabilities any obligation to indemnify or advance funds, consistent with Delaware law, to any person who is or was a director, officer, or employee of the AOL Group (“Covered Employees”) for liabilities arising out of the AOL Actions and Investigations. Notwithstanding the foregoing, AOL LLC and TWX shall not be required to make indemnification payments or advance funds to the Covered Employees in excess of (i) the amount of funds in the Escrow Account as of the Distribution, less (ii) any funds distributed from the Escrow Account after the Distribution Date to individuals who are not Covered Employees (such difference, the “TW Coverage Amount”). AOL shall indemnify, defend and hold harmless TWX from any obligation to indemnify or advance funds to any person who is or was a director, officer or employee of the AOL Group for liabilities arising out of the AOL Actions and Investigations in excess of the TW Coverage Amount. AOL LLC will retain as TWX Retained Assets the agreements entered into by AOL LLC with Covered Employees with respect to the obligation of such Covered Employees to repay amounts advanced on their behalf if indemnification is not approved by the AOL LLC Board of Managers.

SECTION 6.05. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered from any third-party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third-party in respect of the related Liability. If an

Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third-party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Each member of the TWX Group and AOL Group shall use reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 6.04 of the TMA.

SECTION 6.06. Procedures for Indemnification of Third-Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.06(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 6.06(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim in accordance with

Section 6.06(a)) or (ii) to the extent that such engagement of counsel is as a result of a conflict of interest, as reasonably determined by the Indemnitee acting in good faith.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.06(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d) If an Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee(s) shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such Indemnitee(s) shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the Indemnifying Party has agreed to pay and (iii) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 6.07. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action relating to a Liability that has been allocated to an Indemnifying Party pursuant to the terms of this Agreement or any Ancillary Agreement in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or add the Indemnifying Party as an additional named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts, fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

SECTION 6.08. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 6.09. Survival of Indemnities. The rights and obligations of each of TWX and AOL and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 6.10. Limitation on Liability. Except as may expressly be set forth in this Agreement, none of TWX, AOL or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other TWX Indemnitee or AOL Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 6.10(ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third-party not affiliated with any member of the TWX Group or the AOL Group for any indirect, special, punitive or consequential damages.

ARTICLE VII

Access to Information; Confidentiality

SECTION 7.01. Agreement for Exchange of Information; Archives. (a) Except in the case of an adversarial Action or threatened adversarial Action by either TWX or AOL or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, and subject to Section 7.01(b), each of TWX and AOL, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time before or after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which TWX or AOL, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on TWX or AOL, or any member of its respective Group, as applicable (including under applicable securities laws), by any national securities exchange or any Governmental Authority having jurisdiction over TWX or AOL, or any member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) In the event that either TWX or AOL determines that the exchange of any Information pursuant to Section 7.01(a) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both TWX and AOL shall take all commercially reasonable measures to permit the compliance with Section 7.01(a) in a manner that avoids any such harm or consequence. Both TWX and AOL intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) TWX and AOL each agree that it will only process personal data (as defined by EU Directive 95/46/EC of 24 October 1995) provided to it by the other Group in accordance with all applicable privacy and data protection law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

SECTION 7.02. Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03. Compensation for Providing Information. TWX and AOL shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VII. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with AOL’s or TWX’s, as applicable, standard methodology and procedures.

SECTION 7.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each of TWX and AOL shall use its reasonable best efforts to retain all Information in accordance with its respective record retention policy as in effect on the date hereof.

SECTION 7.05. Accounting Information. Without limiting the generality of Section 7.01 but subject to Section 7.01(b):

(a) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for TWX to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the AOL Group were consolidated with those of TWX), AOL shall use its reasonable best efforts to enable TWX to meet its timetable for dissemination of its financial statements and to enable TWX’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) AOL shall authorize and direct its auditors to make available to TWX’s auditors, within a reasonable time prior to the date of TWX’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of AOL and (y) work papers related to such annual audits and quarterly reviews, to enable TWX’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of AOL’s auditors as it relates to TWX’s auditors’ opinion or report and (ii) until all governmental audits are complete, AOL shall provide reasonable access during normal business hours for TWX’s internal auditors, counsel and other designated representatives to (x) the premises of AOL and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of AOL and its Subsidiaries and (y) the officers and employees of AOL and its Subsidiaries, so that TWX may conduct reasonable audits relating to the financial statements provided by AOL and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the AOL Group.

(b) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), TWX shall use its reasonable best efforts to enable AOL to meet its timetable for dissemination of its financial statements and to enable AOL’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) TWX shall authorize and direct its auditors to make available to AOL’s auditors, within a reasonable time prior to the date of AOL’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of TWX and (y) work papers related to such annual audits and quarterly reviews, to enable AOL’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of TWX’s auditors as it relates to AOL’s auditors’ opinion or report and (ii) until all governmental audits are complete, TWX shall provide reasonable access during normal business hours for AOL’s internal auditors, counsel and other designated representatives to (x) the premises of TWX and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of TWX and its

Subsidiaries and (y) the officers and employees of TWX and its Subsidiaries, so that AOL may conduct reasonable audits relating to the financial statements provided by TWX and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the TWX Group.

(c) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of TWX to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, AOL shall, within a reasonable period of time following a request from TWX in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide TWX with certifications of such officers in support of the certifications of TWX’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to TWX’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and TWX’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such AOL officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Separation, the Distribution or and any other transactions related thereto) or as otherwise agreed upon between TWX and AOL.

SECTION 7.06. Limitations of Liability. Neither TWX nor AOL shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of wilful misconduct by the providing Person. Neither TWX nor AOL shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by AOL or TWX, as applicable, to comply with the provisions of Section 7.04.

SECTION 7.07. Production of Witnesses; Records; Cooperation. (a) After the Distribution Date and until the third anniversary thereof, except in the case of an adversarial Action or threatened adversarial Action by either TWX or AOL or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, each of TWX and AOL shall take all reasonable steps to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which TWX or AOL, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, TWX and AOL shall use their reasonable best efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions, other than an adversarial Action against the other Group.

(c) The obligation of TWX and AOL to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.07(a)). Without limiting the foregoing, each of TWX and AOL agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 7.07.

(d) Upon the reasonable request of TWX or AOL, in connection with any Action contemplated by this Article VII, TWX and AOL will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

SECTION 7.08. Confidential Information. (a) Each of TWX and AOL, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the TWX Group or the AOL Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of TWX, AOL or its respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of TWX, AOL or Persons in its respective Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the TWX Group or the AOL Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of TWX and AOL may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) to any nationally recognized statistical rating agency as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating agency is promptly notified thereof.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of TWX and AOL will, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

SECTION 7.09. AOL LLC Corporate Records. Prior to the Distribution Date, AOL shall deliver, or cause to be delivered, to TWX original copies of all of AOL LLC’s corporate records; provided, however, that AOL may retain copies of such records and, to the extent it does not keep copies, shall have the right to request access to such corporate records in accordance with the provisions of this Article VII.

ARTICLE VIII

Insurance

SECTION 8.01. Insurance. (a) Until and including the Distribution Date, TWX shall (i) cause the members of the AOL Group and their respective employees, officers and directors to continue to be covered as insured parties under TWX’s policies of insurance in a manner which is no less favorable than the coverage provided for the TWX Group and (ii) permit the members of the AOL Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Distribution Date to the extent permitted under such policies. With respect to policies currently procured by AOL for the sole benefit of the AOL Group, AOL shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the parties pursuant to Section 8.01(b), TWX and AOL acknowledge that, as of immediately after the Distribution Date, TWX intends to take such action as it may deem necessary or desirable to remove the members of the AOL Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the TWX Group by any insurance carrier effective immediately following the Distribution Date, and that the AOL Group will not be entitled following the Distribution Date, absent mutual agreement otherwise, to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution Date or to the extent any claims are made pursuant to any TWX claims-made policies. No member of the TWX Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy. Notwithstanding the foregoing, TWX shall, and shall cause the other members of the TWX Group to, use reasonable best efforts to take such actions as are necessary to cause all insurance policies of the TWX Group that immediately prior to the Distribution provide coverage to or with respect to the members of the AOL Group and their respective employees, officers and directors to continue to provide such coverage with respect to acts, omissions and events occurring prior to the Distribution in accordance with their terms as if the Distribution had not occurred; provided, however, that in no event shall TWX be required to extend or maintain coverage under claims-made policies with respect to any claims first made against a member of the AOL Group or first reported to the insurer after the Distribution Date.

(b) After the Distribution Date, the members of each of the TWX Group and the AOL Group shall have the right to assert Pre-Separation Insurance Claims and the members of the AOL Group shall have the right to participate with TWX to resolve Pre-Separation Insurance Claims under the applicable TWX insurance policies up to the full extent of the applicable and available limits of Liability of such policy. TWX or AOL, as the case may be, shall have primary control over those Pre-Separation Insurance Claims for which the TWX Group or the AOL Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If a member of the AOL Group is unable to assert a Pre-Separation Insurance Claim because it is no longer an “insured” under a TWX insurance policy, then TWX shall assert such claim in its own name and deliver the Insurance Proceeds to AOL. Any Insurance Proceeds received by the TWX Group for members of the AOL Group shall be for the benefit of the AOL Group. Any Insurance Proceeds received for the benefit of both the TWX Group and the AOL Group shall be distributed pro rata based on the respective share of the underlying loss.

(c) With respect to Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Distribution Date, AOL shall, or shall cause the applicable member of the AOL Group to, report as soon as practicable such claims arising from the AOL Business directly to the applicable insurer(s) and to TWX, and AOL shall, or shall cause the applicable member of AOL Group to, individually, and not jointly, assume and be responsible for the reimbursement Liability (i.e., deductible or retention) related to its portion of the Liability and/or any retrospective premium charges associated with the workers compensation, automobile and general liability claims so submitted by it to the extent such amounts payable by TWX after the Distribution Date are greater than they otherwise would have been, if such amounts had been based on the claim reserves established for such claims immediately prior to the Distribution, unless otherwise agreed in writing by TWX. TWX shall, and shall cause each member of the TWX Group to, cooperate and assist the applicable member of the AOL Group with respect to such claims and shall arrange for the applicable member of the AOL Group to post any such collateral in respect of the reimbursement obligations as may reasonably be requested by the insurers. TWX agrees that Pre-Separation Insurance Claims of members of the AOL Group shall receive the same priority as Pre-Separation Insurance Claims of members of the TWX Group and be treated equitably in all respects, including in connection with deductibles, retentions, coinsurance and retrospective premium charges.

(d) TWX shall not be liable to AOL for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the TWX Group or any member of the AOL Group or any defect in such claim or its processing. In the event that insurable claims of both TWX and AOL (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 8.01 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

(e) After the Distribution Date, to the extent that any claims have been duly reported on or before the Distribution Date under the directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by members of the TWX Group, TWX shall not, and shall cause the members of the TWX Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of AOL (or members of the AOL Group) on or prior to the Distribution Date under any D&O Policies maintained by the members of the TWX Group. TWX shall, and shall cause members of the TWX Group to, reasonably cooperate with the individuals who acted as directors and officers of AOL (or members of the AOL Group) on or prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. TWX shall, and shall cause members of the TWX Group to, allow AOL and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies maintained by TWX and members of the TWX Group pursuant to this Section 8.01(e). TWX shall provide, and shall cause other members of the TWX Group to provide, such cooperation as is reasonably requested by AOL in order for AOL to have in effect after the Distribution Date such new D&O Policies as AOL deems appropriate with respect to claims reported after the Distribution Date.

(f) The parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Section 8.01.

ARTICLE IX

Further Assurances and Additional Covenants

SECTION 9.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 5.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation or the Distribution and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c) On or prior to the Distribution Date, TWX and AOL, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by AOL or any other Subsidiary of TWX, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) Prior to the Distribution, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

(e) As soon as reasonably possible following the Distribution Date, the Parties agree to determine and settle the final amounts of the Payables Transactions to the extent such amounts have not previously been settled.

ARTICLE X

Termination

SECTION 10.01. Termination. This Agreement may be terminated by TWX at any time, in its sole discretion, prior to the Distribution.

SECTION 10.02. Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement or the Ancillary Agreements.

ARTICLE XI

Miscellaneous

SECTION 11.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c) TWX represents on behalf of itself and each other member of the TWX Group, and AOL represents on behalf of itself and each other member of the AOL Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 11.02. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the Laws of Delaware or any other jurisdiction are mandatorily applicable to any of the transactions contemplated by this Agreement. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 11.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the preceding sentence, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) upon the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 11.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 11.04. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any TWX Indemnitee or AOL Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 11.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) to the fax numbers set forth below or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to TWX, to:

Time Warner Inc.

One Time Warner Center

New York, NY 10019

Attn: General Counsel

Facsimile: (212) 484-7167

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn: Eric Schiele

Facsimile: (212) 474-3700

If to AOL to:

AOL Inc.

770 Broadway

New York, NY 10003

Attn: General Counsel

Facsimile: (703) 265-7404

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 11.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

SECTION 11.07. Force Majeure. Neither Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 11.08. Publicity. Each of TWX and AOL shall consult with the other prior to issuing, and shall, subject to the requirements of Section 7.08, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority or national securities exchange with respect thereto (including the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 11.08 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

SECTION 11.09. Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third-party fees, costs and expenses paid or incurred in connection with the Separation and the Distribution will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties. For the avoidance of doubt, TWX shall bear the costs and expenses directly related to the mailing of the Information Statement to TWX shareholders and the fees and expenses of the Agent in connection with the Distribution.

SECTION 11.10. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.11. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive each of the Separation and the Distribution and shall remain in full force and effect.

SECTION 11.12. Waivers of Default. Waiver by any Party hereto of any default by the other Party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 11.13. Specific Performance. Subject to Section 5.03 and notwithstanding the procedures set forth in Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief. The Parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 11.14. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 11.15. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 11.14. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

TIME WARNER INC.,

by
Name:
Title:

AOL INC.,

by
Name:
Title:

Schedule I

Internal Transactions

The Internal Transactions will take place in the following steps, all of which have occurred or will occur prior to the Distribution in the following order, unless otherwise determined by the Parties:

Step 1: Conversion of TWA to a Limited Liability Company. On             , 2009, TWA filed with the Virginia Secretary of State, pursuant to Section 13.1-722.9 of the Virginia Code, the documentation necessary to become a Virginia limited liability company named TW AOL Holdings LLC (the “TWA Conversion”).

Step 2: Existing AOL Inc. Name Change. On             , 2009, AOL Inc., a direct wholly owned Subsidiary of AOL LLC, filed with the Delaware Secretary of State, pursuant to Section 242 of the Delaware General Corporate Law, the documentation necessary to change its name to “Original AOL Inc.” (the “Existing AOL Inc. Name Change”).

Step 3: Conversion of AOL Holdings to a Corporation. On             , 2009, AOL Holdings filed with the Delaware Secretary of State, pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “DLLC Act”), the documentation necessary to convert to a Delaware corporation and to change its name to AOL Inc. (the “AOL Conversion”).

Step 4: Distribution of AOL LLC Assets and Assumption of Liabilities. AOL LLC will transfer the AOL Assets to AOL (the “Asset Distribution”), and AOL shall assume the AOL LLC Liabilities, pursuant to the Assignment and Assumption Agreement. Notwithstanding the foregoing, TWX may determine not to have AOL LLC transfer its shares in AOL Online India Private Limited (the “AOL Online Shares”) in the Asset Distribution.

Step 4A: Transfer of AOL Online Shares. If the AOL Online Shares are not distributed to AOL prior or pursuant to the Asset Distribution, following the Asset Distribution, AOL LLC will transfer the AOL Online Shares to AOL Mauritius Services Ltd. (the “AOL Online Transfer”).

Step 5: AOL LLC Name Change. AOL LLC will file with the Delaware Secretary of State, pursuant to Sections 18-103 and 18-202 of the DLLC Act, the documentation necessary to change its name to “Historic AOL LLC” (the “AOL LLC Name Change”).

Step 6: First AOL LLC Distribution. AOL will transfer all of the membership interests in AOL LLC to TWX and TWA LLC, on a pro rata basis in respect of the AOL Common Stock held by TWX and TWA LLC, respectively (the “First AOL LLC Distribution”).

Step 7: Second AOL LLC Distribution. TWA LLC will transfer all of its membership interests in AOL LLC to TWX in respect of the membership interests of TWA LLC held by TWX (the “Second AOL LLC Distribution”).

2

Step 8: Internal Distribution. TWA LLC will transfer all of the AOL Common Stock that it owns to TWX in respect of the membership interests of TWA LLC held by TWX (the “Internal Distribution”).

Step 9: Payables Transactions. TWX and AOL shall settle the Payables Transactions.

Step 10: AOL Share Recapitalization. Whether before, after or simultaneously with Step 9 above, TWX will cause the recapitalization of AOL so that the number of outstanding shares of AOL Common Stock will be equal to the number of shares that will be distributed in the Distribution (the “Recapitalization”).

Schedule II

TWX Retained Assets

1.	Funding Agreement between TWX and AOL LLC relating to the guarantees by AOL LLC of the existing public and bank debt of TWX and its Affiliates.

2.	Those domain names listed on Schedule II-A attached hereto.

3.	The following United States patents and patent applications:

Patent/Application No.	Title
6,351,776 6,985,927	Shared Internet Storage Resource, User Interface System, And Method (5 patents)
7,171,472
7,337,207
7,496,578
6,496,855	Web Site Registration Proxy System
7,237,024	Cross-Site Timed Out Authentication Management
7,415,500	Facilitating Negotiations Between Users Of A Computer Network Through Messaging Communications Enabling User Interaction
7,415,718	Receiving and Processing Vertical Blanking Interval Data
7,571,234	Authentication Of Electronic Data
11/019,124	System And Method For Using A Streaming Protocol

4.	AOL LLC’s undivided percentage interest in the following aircrafts:

FAA Registration No.	Manufacturer Serial No.	Manufacturer/Model	Installed Engines
N73RP	529	Gulfstream Aerospace G-V	2x BMW Rolls Royce BR 700 Series Engines
N74RP	5058	Gulfstream Aerospace G550	2x Rolls Royce BR 700 Series Engines
N75RP	528	Gulfstream Aerospace G-V	2x BMW Rolls Royce BR 700 Series Engines

5.

AOL LLC’s 2.882% undivided interest in one 2001 Raytheon Hawker 800XP aircraft bearing manufacturer’s serial number 258543, together with two Garrett TFE 731-5BR engines bearing manufacturer’s serial numbers P107629 and P107631 (collectively, the “Aircraft”), which is managed and operated within the fractional ownership program of

2

Flight Options, LLC and subject to common agreements governing a consolidated undivided 37.5% interest in the Aircraft held by TWX, Time Inc., Warner Bros. Entertainment Inc., Time Warner Cable Inc. and AOL LLC.

6.	AOL LLC’s interests in those securities that were distributed by AOL LLC to its then sole member, TW AOL Holdings Inc., on April 4, 2006 (the “Minority Investments”), and any and all rights and benefits of AOL LLC under any and all agreements relating thereto (the “Investment Agreements”). For the avoidance of doubt, Minority Investments shall not include AOL LLC’s interests in Brightcove, Inc., 360 Intellectual Equity, LLC, Kayak Software Corporation, Lat34, LLC (f/k/a Fusion Entertainment, LLC), Advanced Commerce Strategies, Inc. (ACSI), Orb Networks, Inc., Cranberry Properties, LLC, Jonas-MGX JV and Advertising.com Kabushiki-Kiasha.

7.	AOL LLC’s rights and benefits under:

(a) Sublease: Historic TW Inc. and AOL LLC

(i) Sublease Agreement, dated as of October 8, 2004, between Historic TW Inc. and America Online, Inc. for floors 3, 4, 5, 6, 10 and 11 at the building known by the street numbers 75 Rockefeller Plaza and 15 West 51st Street, NY, NY 10019;

(ii) First Amendment of Sublease, dated as of January 25, 2005, between Historic TW Inc. and America Online, Inc. for a portion of the sub-concourse level and a portion of the concourse level at the building known by the street numbers 75 Rockefeller Plaza and 15 West 51st Street, NY, NY 10019;

(iii) Second Amendment of Sublease, dated as of April 26, 2005, between Historic TW Inc. (as successor to Time Warner Companies, Inc.) and America Online, Inc. for a portion of the 8th floor (the screening room) and a portion of the 9th floor (the control room) at the building known by the street numbers 75 Rockefeller Plaza and 15 West 51st Street, NY, NY 10019; and

(iv) Third Amendment of Sublease, dated as of January 20, 2006, between Historic TW Inc. (as successor to Time Warner Companies, Inc.) and America Online, Inc. floors 24 and 25 at the building known by the street numbers 75 Rockefeller Plaza and 15 West 51st Street, NY, NY 10019,

(collectively, the “75 Rock Sublease”)

(b) Sub-Sublease: AOL LLC and NBC Universal, Inc.

(i) Agreement of Sub-Sublease, dated January 30, 2008, between AOL LLC and NBC Universal, Inc. for floors 5 and 6 at the building known by the street numbers 75 Rockefeller Plaza and 15 West 51st Street, NY, NY 10019;

(ii) First Amendment to Sub-Sublease, dated September 2008, between AOL LLC and NBC Universal, Inc. for floors 3, 4, portion of 8, portion of 9,10,

3

11, 24 and 25 and a portion of the concourse level at the building known by the street numbers 75 Rockefeller Plaza and 15 West 51st Street, NY, NY 10019;

(iii) That certain letter agreement by and between AOL LLC, NBC Universal, Inc. and Historic TW Inc. dated August 11, 2009 related to the modified uses to which the 8th floor studio may be used by NBC Universal, Inc.; and

(iv) That certain letter agreement by and between NBC Universal, Inc. and Historic TW Inc. dated August 11, 2009 related to the air intake filter maintenance that Historic TW Inc. agrees to perform at the building, together with the related furniture, fixtures, equipment and improvements (collectively, the “75 Rock Sub-Sublease”).

8.	As described in Section 6.04, agreements entered into by AOL LLC with Covered Employees with respect to the obligation of such Covered Employees to repay amounts advanced on their behalf under certain circumstances.

Schedule II-A

Domain Names

4aoltimewarner.com

4aoltw.com

amercanonlinetimewarner.com

amercanonline-timewarner.org

americanonline-timewarner.com

americanonline-timewarner.org

americaonlineroadrunner.com

americaonline-roadrunner.com

america-online-roadrunner.com

americaonlineroadrunner.net

americaonline-roadrunner.net

america-online-roadrunner.net

americaonlineroadrunner.org

americaonline-roadrunner.org

america-online-roadrunner.org

americaonlinerr.com

america-onlinerr.com

americaonline-rr.com

america-online-rr.com

americaonlinerr.net

america-onlinerr.net

americaonline-rr.net

america-online-rr.net

americaonlinerr.org

america-onlinerr.org

americaonline-rr.org

america-online-rr.org

americaonlinetime.com

americaonline-time.com

america-online-time.com

americaonlinetime.net

america-online-time.net

americaonlinetime.org

america-online-time.org

americaonlinetimewarner.com

americaonline-timewarner.com

america-online-timewarner.com

america-online-time-warner.com

america-on-line-time-warner.com

americaonlinetimewarner.com.br

americaonlinetimewarner.de

americaonlinetimewarner.net

2

americaonline-timewarner.net

americaonline-time-warner.net

america-online-time-warner.net

americaonlinetimewarner.org

americaonline-timewarner.org

america-online-time-warner.org

americaonlinewarner.com

americaonlinewarner.net

americaonlinewarner.org

americaonlinewarnerbros.com

americaonline-warnerbros.com

america-online-warner-bros.com

americaonlinewarnerbros.net

americaonline-warnerbros.net

america-online-warner-bros.net

americaonlinewarnerbros.org

americaonline-warnerbros.org

america-online-warner-bros.org

americaonlinewarnerbrothers.com

americaonline-warnerbrothers.com

america-online-warnerbrothers.com

america-online-warner-brothers.com

americaonlinewarnerbrothers.net

americaonline-warnerbrothers.net

america-online-warner-brothers.net

americaonlinewarnerbrothers.org

americaonline-warnerbrothers.org

america-online-warner-brothers.org

aolandtime.com

aolandtimewarner.com

aol-and-timewarner.com

aolandtw.net

aolbuyingtimewarner.com

aolcareertimewarner.com

aolcnn.com

aol-cnn.com

aolcnn.net

aol-cnn.net

aolcnn.org

aol-cnn.org

aolcnnfn.com

aolcnnsi.com

aolcoastalliving.com

aolfucktimewarner.com

aolistimewarner.com

aollooneytunes.com

3

aolmergetimewarner.com

aolntimewarner.com

aolpc-ew1.com

aolpc-ew2.com

aolpc-si1.com

aolpc-si2.com

aolpc-si3.com

aolpluslooneytunes.com

aolroadrunner.com

aol-roadrunner.com

aolroadrunner.net

aol-roadrunner.net

aolroadrunner.org

aol-roadrunner.org

aol-roadrunner-2-u.com

aol-roadrunner-4-u.com

aolrr.com

aol-rr.com

aolrr.net

aol-rr.net

aolrr.org

aol-rr.org

aolrrfinder.com

aolrrpics.com

aolsi.com

aolsi1.com

aol-southernliving.net

aoltime.com

aoltime2000.com

aoltimeb2b.com

aoltimedsl.com

aoltimeinc.com

aoltimeinc.net

aoltimeinc.org

aoltimekids.com

aoltimekids.net

aoltimekids.org

aoltimemedia.com

aoltimemerge2000.net

aoltimenet.com

aoltimenews.com

aoltimerwarner.com

aoltimeswarner.com

aol-timeswarner.com

aoltimeswarner.net

aol-timeswarner.net

4

aol-timeswarner.org

aoltimetv.com

aoltimeusa.com

aoltimew.com

aoltimewaner.com

aoltimewaner.net

aoltimewaner.org

aoltimewarneer.com

aoltimewarner.com

aol-timewarner.com

aoltime-warner.com

aol-time-warner.com

aol--time--warner.com

aol-timewarner.de

aoltimewarner.ne.jp

aoltimewarner.net

aol-timewarner.net

aoltime-warner.net

aol-time-warner.net

aoltimewarner.org

aol-timewarner.org

aoltime-warner.org

aol-time-warner.org

aoltimewarner200.com

aol-timewarner2000.com

aoltimewarner2000.net

aol-timewarner2000.net

aoltimewarner2000.org

aoltimewarner21.com

aoltimewarnerasia.com

aoltimewarnerbenefits.com

aoltimewarnerbooks.com

aol-timewarnerbroadband.com

aoltimewarnerbroadcast.com

aoltimewarnerbroadcasting.com

aol-timewarnercable.com

aol-time-warner-cable.com

aol-timewarnercable.net

aoltimewarnercareer.com

aoltimewarnercareers.com

aoltimewarnercareers.net

aoltimewarnercareers.org

aoltimewarnercartoons.com

aoltimewarnercenter.com

aol-timewarnercenter.com

aol-time-warnercenter.com

5

aol-time-warner-center.com

aoltimewarnercenter.net

aol-timewarnercenter.net

aol-time-warnercenter.net

aol-time-warner-center.net

aoltimewarnercenter.org

aol-timewarnercenter.org

aol-time-warnercenter.org

aol-time-warner-center.org

aoltimewarnercentre.com

aoltimewarnercentre.net

aoltimewarnercentre.org

aoltimewarnercnn.com

aoltimewarnerdvd.com

aoltimewarnerdvd.net

aoltimewarnerdvd.org

aol-timewarner-emi.com

aoltimewarneremployment.com

aoltimewarnereurope.com

aoltimewarnerfoundation.com

aoltimewarnerfoundation.net

aoltimewarnerfoundation.org

aoltimewarnerglobal.com

aoltimewarnergroup.com

aoltimewarnerhealthplan.com

aoltimewarnerhealthplans.com

aol-timewarnerinc.com

aol-timewarner-inc.com

aol-time-warner-inc.de

aol-timewarnerinc.net

aol-time-warner-inc.net

aol--time--warner--independent--news.com

aoltimewarnerinternet.com

aoltimewarnerjobs.com

aoltimewarnerjobs.net

aoltimewarnerjobs.org

aoltimewarnerlondonwc2.com

aoltimewarnermagazine.com

aoltimewarnermall.com

aoltimewarnermedia.com

aol-timewarnermedia.com

aoltimewarnermerge2000.com

aoltimewarnermerger.com

aol-timewarnermerger.com

aol-timewarner-merger.com

aoltimewarnermillennium.com

6

aoltimewarnermovie.com

aoltimewarnermovie.net

aoltimewarnermovie.org

aoltimewarnermoviefone.com

aoltimewarnermoviefone.net

aoltimewarnermoviefone.org

aoltimewarnermovies.com

aoltimewarnermovies.net

aoltimewarnermovies.org

aoltimewarnermusic.com

aoltimewarnermusic.net

aoltimewarnermusic.org

aoltimewarnernet.com

aoltimewarnernetwork.com

aoltimewarnernews.com

aol-timewarneronline.com

aol-timewarner-online.com

aoltimewarnerradio.com

aoltimewarnerroadrunne.com

aoltimewarnershop.com

aoltimewarnersucks.com

aol-timewarner-sucks.com

aol-timewarnertv.com

aoltimewarnerweb.com

aoltimewarnerwebtv.com

aoltimewarnerworldwide.com

aoltimewarneryahoo.com

aoltimewerner.com

aol-time-werner.com

aoltimwarner.com

aoltw.com

aol-t-w.com

aoltw.com.br

aoltw.de

aol-tw.net

aoltw.org

aol-tw.org

aoltw2000.com

aoltwaa.com

aoltwaa.net

aoltwaa.org

aoltwaadvantage.com

aoltwaadvantage.net

aoltwaadvantage.org

aoltwarner.com

aol-twarner.com

7

aol-twarner.net

aoltwarner.org

aoltwb.com

aoltwbusiness.com

aoltwc.com

aol-twc.com

aoltwc.net

aol-twc.net

aoltwc.org

aol-twc.org

aoltwcable.com

aoltwcenter.com

aoltwcenter.net

aoltwcenter.org

aoltwcentre.com

aoltwcentre.net

aoltwcentre.org

aoltwchina.com

aoltwcnn.com

aoltwcnyc.com

aoltwco.com

aoltwco.net

aol-twcorp.com

aoltwcorp.net

aoltwcorp.org

aoltwcorporate.com

aoltwcorporate.net

aoltwcorporate.org

aoltwdatabase.com

aoltwdotcom.com

aoltweb.com

aoltwemi.com

aoltwemi.net

aoltwemi.org

aoltwempire.com

aoltweurope.com

aoltwf.com

aoltwf.net

aoltwf.org

aoltwfilmfestival.org

aoltwfoundation.com

aoltwfoundation.net

aoltwfoundation.org

aoltwfree.com

aoltwhq.com

aoltwhq.net

8

aoltwhq.org

aoltwi.com

aol-twi.com

aoltwi.net

aoltwi.org

aoltwinc.com

aoltwinc.net

aoltwinc.org

aoltwindex.com

aoltwise.com

aoltwjapan.com

aoltwjapan.net

aoltwjobs.com

aoltw-jobs.com

aoltwjobs.net

aoltw-jobs.net

aoltwjobs.org

aoltw-jobs.org

aoltwkorea.com

aoltwmagazine.com

aoltwmall.com

aoltwmedia.com

aoltwmerger.net

aoltwmiles.com

aoltwmiles.net

aoltwmiles.org

aoltwmillennium.com

aoltwmillennium.net

aoltwmillennium.org

aoltwmovie.com

aoltwmovie.net

aoltwmovie.org

aoltwmovies.com

aoltwmovies.net

aoltwnet.com

aoltwnet.net

aoltwnetwork.com

aoltwnetworks.com

aol-twonline.com

aoltworld.com

aoltwrrvideo.com

aoltwservices.com

aoltwstock.com

aoltwtv.com

aol-twtv.com

aoltwtv.net

9

aoltwtx.com

aoltwtx.net

aoltwtx.org

aoltwventures.com

aoltwwise.com

aoltwworld.com

aoltwx.com

aol-twx.com

aoltwx.net

aoltwx.org

aoltwxemi.com

aoltwyahoo.com

aoltwyahoo.net

aoltwyahoo.org

aolwarner.com

aolwarner.de

aolwarner.net

aol-warner.net

aolwarner.org

aolwarnerbros.com

aol-warnerbros.com

aol-warner-bros.com

aolwarnerbros.net

aol-warnerbros.net

aol-warner-bros.net

aolwarnerbros.org

aol-warnerbros.org

aol-warner-bros.org

aolwarnerbrother.com

aolwarnerbrothers.com

aol-warnerbrothers.com

aol-warner-brothers.com

aolwarnerbrothers.net

aol-warnerbrothers.net

aol-warner-brothers.net

aolwarnerbrothers.org

aol-warnerbrothers.org

aol-warner-brothers.org

aol-warner-emi.com

aolwarnerfoundation.com

aolwarnerglobal.net

aolwarnerloans.com

aol-warner-time.com

aolwarnertv.com

aolwb.com

aolwb.net

10

aol-wb.net

aolwb.org

boycottaoltimewarner.com

cnnaol.com

cnn-aol.com

cnnaol.net

cnn-aol.net

cnnaol.org

cnn-aol.org

cnnbenelux.com

cnnetdns.net

cnnnederland.com

eamericaonlinetimewarner.com

eaoltimewarner.com

e-aoltimewarner.com

eca0ltw.com

ec-a0ltw.com

eca0ltw.net

ec-a0ltw.net

eca0ltw.org

ec-a0ltw.org

ecaoltw.com

ec-aoltw.com

ecaoltw.net

ecaoltw.org

ec-aoltw.org

etimewarneraol.com

fireaoltimewarner.com

futuresaoltimewarner.com

getaoltimewarner.com

harrypotterandtheorderofthephenix.com

harrypotterandtheorderofthephoneix.com

harrypotterandtheorderofthephonix.com

harrypotterlaordendelfenix.com

harrypotterpage.com

harrypotteryelprisionerodeaskaban.com

harrypotteryelprisionerodeazkaban.com

harrypotterylacamarasecreta.com

harrypotterylaordendelfenix.com

insideaoltimewarner.com

may-aol-timewarner.com

myamericaonlinetimewarner.com

myaoltimewarner.com

my-aoltimewarner.com

myaol-timewarner.com

myaoltw.com

11

myaoltw.net

not-aol-time-warner.com

not-aol-time-warner.net

notaoltw.com

notaoltw.net

peopleweddingssubmit.com

roadrunneramericaonline.com

roadrunner-americaonline.com

roadrunner-america-online.com

roadrunneramericaonline.net

roadrunner-americaonline.net

roadrunner-america-online.net

roadrunneramericaonline.org

roadrunner-americaonline.org

roadrunner-america-online.org

roadrunneraol.com

roadrunner-aol.com

roadrunneraol.net

roadrunner-aol.net

roadrunneraol.org

roadrunner-aol.org

rraol.com

rr-aol.com

rraol.net

rr-aol.net

rraol.org

rr-aol.org

si3-billing-aol.com

si-billing-aol.com

stopaoltimewarner.com

time2aol.com

timeamerciaol.com

timeamericaonline.com

time-americaonline.com

time-america-online.com

timeamericaonline.net

time-americaonline.net

time-america-online.net

timeamericaonline.org

time-americaonline.org

time-america-online.org

timeaol.org.uk

timesaol.com

timewaol.com

timewarneraadvantage.org

timewarneramericaonline.com

12

timewarner-americaonline.com

time-warner-america-online.com

timewarneramericaonline.net

timewarner-americaonline.net

time-warner-america-online.net

timewarneramericaonline.org

timewarner-americaonline.org

time-warner-america-online.org

timewarnerandaol.com

timewarnerandaol.net

timewarneraol.com

time-warneraol.com

timewarner-aol.com

time-warner-aol.com

timewarneraol.de

timewarner-aol.de

time-warner-aol.de

timewarneraol.net

timewarner-aol.net

time-warner-aol.net

timewarneraol.org

timewarner-aol.org

time-warner-aol.org

timewarneraolmerger.com

timewarneraolmoviefone.com

timewarneraolmoviefone.net

timewarneraolmoviefone.org

timewarnercenter.org

timewarnercentre.org

timewarner-emi-aol.com

timewarnerventures.org

twameicaonline.com

twamericaonline.com

twaol.com

twaol.com.br

twaol.net

twaol.org

tw-aol.org

twaolmerger.com

twaolmerger.net

twaoltv.com

twc-americaonline.com

twcaol.com

twc-aol.com

twcaol.net

twc-aol.net

13

twcaol.org

twc-aol.org

twem.com

twem.org

twlogistics.com

twlogistics.net

twlogistics.org

twxaol.com

warneco.com

warnerandaol.com

warneraol.com

warner-aol.com

warneraol.net

warner-aol.net

warneraol.org

warner-aol-time.com

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Schedule III

TWX Retained Liabilities

1.	Guarantees by AOL LLC of the existing public and bank debt of TWX and its Affiliates.

2.	AOL LLC’s obligations under the Investment Agreements.

3.	AOL LLC’s obligations under the 75 Rock Sublease and the 75 Rock Sub-Sublease.

4.	To the extent required by Section 6.04, certain obligations to indemnify or advance funds to certain directors, officers and employees of AOL LLC.

Schedule IV

Payables Transactions

The Payables Transactions will take place in the following steps in such order as specified below, unless otherwise determined by the Parties:

1.	Each of TWX and AOL shall, and shall cause their respective Affiliates to, take all necessary actions to remove each of AOL’s Qualified Foreign Subsidiaries from all Qualified Cash Pooling Arrangements to which it is a party, and clear any related overdrafts in connection therewith, in each case prior to the close of business on the business day immediately prior to the Distribution Date.

2.	Each of TWX and AOL shall, and shall cause their respective Affiliates to, settle all Qualified Intercompany Loans by payment in full in Cash of all principal, interest, guarantee fees or other amounts outstanding in respect of such Qualified Intercompany Loans, and where applicable terminate the loan agreements governing such Qualified Intercompany Loans, in each case prior to the close of business on the business day immediately prior to the Distribution Date.

3.	AOL shall (A) cause each of its Qualified Subsidiaries to (i) transfer to AOL all Cash of such Qualified Subsidiary and (ii) assign, dividend or otherwise transfer to AOL all of such Qualified Subsidiary’s right, title and interest in and to any Qualified Intercompany Accounts that are receivables owed by TWX or any Affiliate of TWX and (B) agree to discharge (whether by assumption, capital contribution or otherwise) all of its Qualified Subsidiaries’ Qualified Intercompany Accounts that are payables owed to TWX or any Affiliate of TWX, in each case as of the close of business on the business day immediately prior to the Distribution Date.

4.	AOL shall loan to TWX pursuant to that certain Loan Agreement dated as of April 13, 2006, between AOL LLC, as lender, and TWA, as borrower (or each of their permitted successors and assigns), or TWX shall loan to AOL pursuant to that certain Loan Agreement dated as of April 13, 2006, between TWA, as lender, and AOL LLC, as borrower (or each of their permitted successors and assigns), as applicable, an amount of Cash such that the amount of Cash that will be left at the AOL Group as of the close of business on the business day immediately prior to the Distribution Date shall equal $100 million.

5.	AOL shall cause all Qualified Intercompany Accounts of AOL or any of its Qualified Subsidiaries owed by or to TWX or any Affiliate of TWX outstanding as of the close of business on the business day immediately prior to the Distribution Date to be settled (whether by dividend to, or capital contribution or assumption by, TWX or any Affiliate of TWX or otherwise).

2

For purposes of this Schedule IV:

“Qualified Cash Pooling Arrangement” shall mean all non-U.S. cash pooling arrangements to which TWX or its Affiliates is a party;

“Qualified Foreign Subsidiaries” shall mean all non-U.S. Subsidiaries of AOL;

“Qualified Intercompany Accounts” shall mean all intercompany accounts receivable and accounts payable (including (i) all accrued and unpaid expenses, (ii) the TWX Equity Award Payable and (iii) the Deferred Compensation Payable) other than any outstanding operational intercompany trade receivables or payables incurred in the ordinary course of business on an arm’s-length basis;

“Qualified Intercompany Loans” shall mean all non-U.S. intercompany loans between certain TWX Affiliates and AOL or AOL’s Qualified Foreign Subsidiaries; and

“Qualified Subsidiaries” shall mean all Subsidiaries of AOL other than: (i) any non-U.S. subsidiary of AOL and (ii) AOL LLC.